SEPARATION AND RELEASE AGREEMENT
                        --------------------------------

This Separation and Release Agreement ("this Agreement") is entered into as of April 20, 1999, by and between James L. Selsor, an individual residing at 5009 Grafton Street, Alexandria, VA 22312 ("Employee"); and GRC International, Inc., a Delaware corporation with its principal offices at 1900 Gallows Road, Vienna, Virginia 22182 (together with its subsidiaries, the "Company").

                                   BACKGROUND
                                   ----------

The parties have agreed to certain matters in connection with Employee's separation from the Company, and wish to set forth their agreement below.

                                    AGREEMENT
                                    ---------

NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

1. Employment Agreement. Employee and the Company are parties to an Employment Agreement dated as of October 1, 1997 (as amended by an Amendment to Employment Agreement also dated as of October 1, 1997, which Amendment automatically terminated on September 1, 1998) ("Employment Agreement"). Employee and the Company hereby agree that the Employment Agreement is hereby terminated, effective immediately. Notwithstanding the foregoing, Employee agrees that the provisions of Section 1(b) (Duties, regarding non-solicitation), Section 2 (Intellectual Property) and Section 3 (Proprietary Information) survive Employee's resignation, and Employee agrees that the provisions of Section 1(b) (Duties, regarding non-solicitation) remain in effect through September 22, 2000. Employee also agrees that any violation of the foregoing provisions shall automatically render any benefits conferred by this Agreement null and void.

2. Resignation and Transition Plan. Employee provided the Company with six (6) months advance written notice of his intent to terminate his employment on March 19, 1999. Employee and the Company mutually agree that the transition plan for Employee's resignation from the Company shall be as follows. Employee's resignation as an officer of the Company shall be effective April 20, 1999. Employee shall make himself available for special projects through April 30, 1999 to the extent specifically requested by the Company's President. Employee will not be expected to report to work unless specifically requested by the Company's President. Employee will be deemed to continue as an employee through September 22, 1999. If the Company's President requests Employee's assistance through September 22, 1999, Employee shall provide reasonable assistance free of charge. If the Company requests Employee's assistance after September 22, 1999, Employee shall provide reasonable assistance as a part-time-on-call employee, or as a consultant under the Company's standard consulting agreement, at the hourly rate of One Hundred Dollars ($100.00).

3. Payments, Benefits. Employee will be deemed to continue as an employee and will continue to receive his current salary and benefits through September 22, 1999, however, Employee will not accrue any additional PTO after April 30, 1999. The Company's records indicate that Employee's health club membership is paid through September 30, 1999, and Employee may continue to use the health club through that date. After September 22, 1999, Employee shall be entitled to COBRA coverage, provided he timely elects such coverage, at Employee's own expense, for the period prescribed by law. Employee will also be considered for a fiscal 1999 bonus in September 1999, in the Company's sole discretion. The Company also agrees to forgive Employee's currently outstanding computer loan in the amount of approximately $2,300.

3.       Stock Options.
         -------------

         (a) Employee has 6,000 incentive stock options under the Company's 1994 Employee Stock Option Plan ("1994 Plan") with an exercise price of $15.44 per share, originally granted on November 4, 1994. Those options are fully exercisable. They will expire September 22, 1999, when Employee ceases to be an employee of the Company.

         (b) Employee has 10,000 non-qualified stock options under the 1994 Plan with an exercise price of $23.19 per share, originally granted on September 21, 1995. These options are 75% exercisable, but subject to action of the Compensation Committee ("Committee") of the Company's Board of Directors and subject to all other provisions of the 1994 Plan, they shall become fully exercisable upon the execution of this Agreement . They will expire September 22, 1999, when Employee ceases to be an employee of the Company.

         (c) Employee has 6,250 non-qualified stock options under the 1994 Plan with an exercise price of $18.313 per share, originally granted on September 26, 1996. These options are 50% exercisable, but subject to action of the Committee and subject to all other provisions of the 1994 Plan, they shall become fully exercisable upon the execution of this Agreement. They will expire September 22, 1999, when Employee ceases to be an employee of the Company.

         (d) Employee has 10,000 non-qualified stock options under the 1994 Plan with an exercise price of $5.50 per share, originally granted on July 24, 1997. These options are not yet exercisable, but subject to action of the Committee and subject to all other provisions of the 1994 Plan, they shall become fully exercisable upon the execution of this Agreement. They will expire September 22, 1999, when Employee ceases to be an employee of the Company.

         (e) Employee has 20,000 non-qualified stock options under the Company's 1998 Employee Stock Option Plan ("1998 Plan") with an exercise price of $4.844 per share, originally granted on September 17, 1998. These options are not yet exercisable, but subject to action of the Committee and subject to all other provisions of

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

the 1998 Plan, they shall become fully exercisable upon the execution of this Agreement. They will expire September 22, 1999, when Employee ceases to be an employee of the Company.

         (f) As of March 31, 1999, Employee has 988 non-qualified stock options under the Company's Cash Compensation Replacement Plan ("CCRP") with various exercise prices and exercisability dates. Employee's eligibility to participate in the CCRP automatically ends on April 30, 1999. Subject to action of the Committee and subject to all other provisions of the CCRP, all of Employee's CCRP options shall become fully exercisable upon the execution of this Agreement. They will expire September 22, 2002, pursuant to the terms of the CCRP.

         (g)  Notwithstanding  anything to the contrary in the foregoing clauses
(a) through (f), if the actions taken with respect to Employee's options make it difficult for the Company to engage in a "pooling-of-interests" merger, clauses
(a) through (f) shall be null and void, and Employee's options may only be exercised if, and to the extent, they are exercisable according to their original terms and the terms of the respective option plans. The determination of whether such actions make such a merger difficult shall be made by the Company in its sole discretion. The Company will make a reasonable effort to notify Employee of any pooling guidelines which may adversely affect his interests under this Agreement.

         (h)  Notwithstanding  anything to the contrary in the foregoing clauses
(a) through (g), Employee shall contact the Company's General Counsel ("General Counsel") in advance of his desire to exercise any given option, and shall exercise his options in the manner indicated by the General Counsel, including but not limited to payment of the exercise price and withholding taxes in the manner indicated by the General Counsel.

5. Voicemail, E-mail, etc. The Company will maintain Employee's voicemail and e-mail accounts for Employee's use through September 22, 1999.

6. Confidentiality of this Agreement. Both parties agree to preserve the confidentiality of this Agreement, except that both parties may discuss all aspects of this Agreement with their attorneys and other professional advisors.

7. Company Property. Employee represents and warrants that he has returned to the Company all property of the Company and its subsidiaries which was in
Employee's possession or under Employee's control. Notwithstanding the foregoing, Employee may retain his BMW Z3 car phone, which was purchased at Company expense, and his portable Qualcomm cellular phone, provided Employee immediately switches the billing for these phones to his personal account, and makes no calls at Company expense after April 30, 1999.

8. Understanding. Employee agrees (i) that he fully understands his right to discuss all aspects of this Agreement with his private attorney and that he has availed

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

himself of this right to the extent he has desired to do so, (ii) that he has carefully read and fully understands all of the provisions of this Agreement, and (iii) that he is voluntarily entering into this Agreement.

9.       Release.
         -------

         (a) For value received, including the additional consideration described in this Agreement, Employee hereby fully and forever surrenders, releases, acquits and discharges the Company, its affiliates, directors, officers, employees, agents, attorneys and insurers, from any and all claims, demands, causes of action, obligations and liabilities of any kind or nature whatsoever, arising from or relating to Employee's employment with the Company or the termination of such employment, including, without limitation, claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act, as amended, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and/or any other federal, state or local law governing discrimination in employment and/or the payment of wages and benefits to employees, and/or claims for costs and attorneys' fees.

         (b) Employee acknowledges receipt of this Agreement on April 19, 1999. In accordance with the Age Discrimination in Employment Act, as amended ("ADEA"), and the Older Workers' Benefit Protection Act of 1990, (i) Employee expressly acknowledges that he has been advised to consult with an attorney before signing this Agreement, (ii) Employee has twenty-one (21) days from April 19, 1999 to consider this Agreement, and (iii) Employee has seven (7) days after signing this Agreement to revoke this Agreement. This Agreement will not be effective until the above seven (7) day revocation period has expired. Employee acknowledges that he has been advised that this release includes, but is not limited to, all claims under the ADEA arising up to and including the date of execution of this Agreement by Employee.

10. Complaints, Charges or Lawsuits. Employee represents that he has not filed any complaints or charges or lawsuits against the Company with any governmental agency or any court, and that he will not do so at any time hereafter with regard to his employment, the termination thereof or any thing else relating to his employment or this Agreement; provided, however, this shall not limit Employee from filing a lawsuit for the sole purpose of enforcing Employee's rights under this Agreement.

11. Employee Not Aware of Any Violation of Corporate Standards of Conduct. Employee represents and warrants that he is not aware of any action or situation involving any violation of the Company's Corporate Standards of Conduct by any employee, director, consultant of the Company, and that if he becomes aware of any such action or situation, he will report it to the Company in accordance with the Company's Corporate Standards of Conduct.

12. Binding Effect. This Agreement shall be binding upon the parties hereto, their heirs, assigns or successors in interest.

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

13. Attorney Fees. If any action, proceeding, or arbitration is instituted by or against any of the parties in order to enforce any of the terms or provisions hereof, or to construe the rights of the parties hereunder, then the prevailing party shall be entitled to recover all costs thereof and reasonable attorney fees as part of the judgment, whether or not such action is prosecuted to judgment.

14. General Terms. This Agreement contains the entire agreement between the parties, and all prior negotiations, understandings and agreements are superseded by this Agreement, except as described above with respect to the Employment Agreement between Employee and the Company. No amendment, modification, supplement, termination or waiver of any provision of this Agreement shall be effective unless in writing and signed by the party against whom enforcement is sought, and then only in the specific instance and for the specific purpose given.

15. Further Documents. The parties agree to execute all such other documents as may be necessary to carry out the provisions and intent of this Agreement.

16. Choice of Law, Forum. This Agreement and all disputes arising hereunder shall be governed by the laws of the Commonwealth of Virginia, without regard to conflict of laws. All disputes arising hereunder or in connection herewith shall be resolved in the Circuit Court of Fairfax County, Virginia, and each of the parties hereby irrevocably submits to the jurisdiction of said court.

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

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

WITNESS                                  GRC INTERNATIONAL, INC.


---------------------------              By:
                                             -----------------------------------
                                             Gary L. Denman
                       President & Chief Executive Officer


WITNESS                                  JAMES L. SELSOR


---------------------------              ---------------------------------------
                                         James L. Selsor


                                         ---------------------------------------
                                         (date)

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